Exhibit 99.3

MANAGEMENT’S SUMMARY DISCUSSION OF MOTIVE’S UNAUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2006

Comparison of the Fiscal Years Ended December 31, 2004, 2005 and 2006

Revenue

Through December 31, 2006, substantially all of our revenue was derived from licensing our software product suite and providing related services. Customers pay us license fees for the right to use our software products on a term or perpetual basis. From 2004 through 2006, we saw a shift in license arrangements to primarily term licenses and away from perpetual licenses. Furthermore, we also began to see both new and existing broadband provider customers worldwide shorten the term of the license arrangements, and reduce the amount of license fees, to which they were willing to commit at the time of licensing our products. Generally, we price our license fees based on expected volume usage during the license term.

Our licensing arrangements may also include the provision of certain services. Our services are comprised of consulting services, maintenance and support services, and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when-available basis. Hosting and managed services involve remote management of our solutions.

We have experienced seasonality in our licensing activity in the past, with the fourth quarter of the year typically having the highest activity for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. This seasonality may or may not continue in the future.

In January 2003, we acquired BroadJump, a provider of solutions for broadband companies, to solidify our position as a leader in broadband management software. As a result, we assumed liabilities related to existing software arrangements with a fair value of approximately $20.6 million. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized as “services revenue acquired in business combination” over the remaining life of the individual software arrangements. This revenue continued to decline on a quarterly basis through 2006 when the remaining individual contractual obligations expired.

License and usage fees revenue is comprised of fees for term and perpetual licenses of our software products. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our software arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our software arrangements. Therefore, we generally recognize revenue from the entire arrangement ratably over the term of the arrangement as license and usage fees revenue. As a result, license and usage fees revenue in any given period represents revenue being recognized ratably from software license arrangements signed in both the current period as well as prior periods.

Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed. Fees from committed professional services arrangements that are sold as part of a bundled software arrangement are deferred and recognized on a ratable basis over the term of the arrangement as license and usage fees revenue.

Our total revenue increased by $9.1 million from $67.1 million in 2004 to $76.2 million in 2005 and decreased by $12.6 million in 2006 to $63.6 million. The increase in 2005 was due to an increase of $10.9 million in license and usage fees revenue and an increase of $300,000 in non-acquired services revenue, partially offset by a $2.2 million decrease in services revenue acquired as a result of the BroadJump acquisition. The decrease in 2006 was due to a decrease of $16.4 million in license and usage fees revenue and a decrease of $700,000 in services revenue acquired as a result of the BroadJump acquisition, partially offset by a $4.4 million increase in non-acquired services revenue. The decrease in license and usage revenues from 2005 to 2006 was primarily due to the Company’s decision to close down the corporate enterprise business.

Revenue from the Americas decreased by $1.1 million from $43.1 million in 2004 to $42.0 million in 2005 and decreased by $5.9 million in 2006 to $36.1 million. Revenue from Europe and Asia Pacific increased by $10.1 million from $24.0 million in 2004 to $34.1 million in 2005 and decreased $6.7 million in 2006 to $27.4 million. Revenue from outside the Americas represented 36%, 45% and 43% of our total revenue for 2004, 2005 and 2006, respectively. The increase in revenue from outside the Americas is consistent with our focus on further expanding our European and Asia Pacific operations.

Cost of Revenue

Cost of License Fees . Cost of license fees includes third-party software royalties, royalties associated with our sales of Home Device Manager, product packaging, documentation, production and shipping costs related to software used by our customers. Cost of license fees increased by $100,000 from $2.1 million in 2004 to $2.2 million in 2005 and increased by $300,000 in 2006 to $2.5 million. We have expensed all costs as they have been incurred in the research and development of our software products and, as a result, cost of license and usage fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of up to six years. Amortization of these intangible assets in the amount of $2.2 million is recorded as a cost of revenue in each of 2004, 2005 and 2006, respectively.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training, and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. For the years ended December 31, 2004, 2005 and 2006, cost of services revenue also includes the costs incurred in connection with servicing the remaining contractual obligations under the acquired BroadJump software arrangements. These costs consist of employee salaries and the related benefits and overhead for those individuals servicing the BroadJump software arrangements. Cost of services revenue decreased by $2.3 million from $26.7 million in 2004 to $24.4 million in 2005 and by $2.4 million in 2006 to $22.0 million. The decrease in absolute dollars in 2005 was due to a $3.2 million decrease in costs incurred in connection with servicing the remaining contractual obligations under the BroadJump software arrangements, partially offset by an increase of $900,000 in salaries and bonuses. The decrease in absolute dollars in 2006 was due to a $2.4 million decrease in salaries and a $800,000 decrease in travel and entertainment expenses, partially offset by a $1.2 million increase in stock option expense.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by $6.7 million from $38.2 million in 2004 to $31.5 million in 2005 and by $2.1 million in 2006 to $29.4 million, representing 57%, 41% and 46% of total revenue for 2004, 2005 and 2006, respectively. The decrease in absolute dollars in 2005 was due to a $6.2 million decrease in commissions due to the lower level of license arrangements entered into during that year, a $100,000 decrease in recruiting costs, partially offset by an increase of $500,000 in professional services and a $300,000 increase in travel related costs. The decrease in absolute dollars in 2006 was due to a $3.2 million decrease in salaries, a $1.1 million decrease in marketing program costs, partially offset by an increase of $1.7 million in commission costs.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses increased by $600,000 from $18.9 million in 2004 to $19.5 million in 2005 and decreased by $3.4 million to $16.1 million in 2006, representing 28%, 26% and 25% of total revenue for 2004, 2005 and 2006, respectively. The increase in absolute dollars in 2005 was primarily due to a $300,000 increase in professional services costs. The decrease in absolute dollars in 2006 was primarily due to a $3.4 million decrease in salaries.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services and costs associated with our recruiting programs. General and administrative expenses increased by $1.5 million from $9.2 million in 2004 to $10.7 million in 2005 and increased by $7.9 million to $18.6 million in 2006, representing 14%, 15% and 29% of total revenue in 2004, 2005 and 2006, respectively. The increase in absolute dollars in 2005 was primarily due to a $1.5 million increase in professional services costs. The increase in absolute dollars in 2006 was primarily due to an increase of $1.1 million for professional services costs and a $3.8 million increase in legal and accounting fees related to our financial restatement.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $2.3 million, $1.8 million and $550,000 for 2004, 2005 and 2006, respectively, representing 3%, 2% and 1% of our total revenue in 2004, 2005 and 2006, respectively. These intangibles are being amortized over their estimated useful lives of two to six years using the straight line method of amortization.

Business Restructuring Charge. On October 4, 2005, our Board of Directors and senior management decided to implement a plan to bring our expenses in line with current business requirements. In accordance with the plan, on October 6, 2005 we implemented a worldwide headcount reduction of approximately 50 employees, and placed approximately 30 employees on short-term transition assignments, ending on various dates with the majority ending by December 31, 2005. Charges that we incurred in the fourth quarter of 2005, primarily severance and transition bonuses, totaled approximately $2.0 million and have been included in restructuring charges in our consolidated statement of operations. Additionally, with regard to the portion of our business that had been focused on licensing software products to corporate enterprises, we decided on October 4, 2005 that the investment necessary to cultivate relationships with such corporate enterprises was greater than we could sustain. On April 25, 2006, our Board of Directors decided to reduce the resources dedicated to this business to the level necessary only to support our existing enterprise customers. As a result, we incurred approximately $1.0 million in restructuring charges in the second quarter of 2006, which is primarily associated with employee severance and termination benefits.

Liquidity

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities, acquisitions, and the completion of our initial public offering in June 2004.

At December 31, 2006, we had cash and cash equivalents on hand of $17.5 million, short-term investments of $24.1 million and working capital of $3.3 million. Our accounts receivable decreased $6.0 million and $6.6 million during the years ended December 31, 2005 and 2006, respectively. These decreases are due to the fluctuations in the size and number of licensing arrangements and the timing of payments from our customers. Our payment terms generally require payment within 30 to 90 days of invoice date.

We believe that our existing cash, cash equivalents, short term investments and funds generated from operating and investing activities should be sufficient to meet our working capital requirements for the reasonably foreseeable future. Depending on future developments, however, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through debt financings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business objectives.

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share amounts)

	December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$34,945	$17,475
Short-term investments	24,002	24,099
Accounts receivable, less allowance of $483 and $215 at December 31, 2005 and 2006, respectively	17,290	10,696
Prepaid expenses and other current assets	2,741	3,283

Total current assets	78,978	55,553

Property and equipment, net	5,995	4,916
Goodwill	39,656	39,656
Acquired technology, net	4,492	2,292
Other intangibles, net	1,673	1,123
Other assets	2,264	1,684

Total assets	$133,058	$105,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,491	$5,433
Accrued liabilities	6,026	7,631
Deferred revenue	46,574	39,223

Total current liabilities	57,091	52,287
Deferred revenue	34,257	30,130

Total liabilities	91,348	82,417

Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2004 and 2005, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 27,085,877 and 27,761,209 shares issued and outstanding at December 31, 2005 and 2006, respectively	27	28
Additional paid-in capital	239,639	245,340
Treasury stock at cost, zero and 247,875 shares at December 31, 2005 and 2006, respectively	—	(648)
Deferred stock compensation	(1,408)	(2)
Accumulated comprehensive loss	(559)	(673)
Accumulated deficit	(195,989)	(221,238)

Total stockholders’ equity	41,710	22,807

Total liabilities and stockholders’ equity	$133,058	$105,224

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2005	2006
	(Restated)
Revenue:
License fees	$51,042	$62,002	$45,652
Services:
Services	11,756	12,107	16,518
Acquired in business combination	4,326	2,101	1,401

Total services revenue	16,082	14,208	17,919

Total revenue	67,124	76,210	63,571

Cost of revenue:
License fees	2,130	2,213	2,510
Amortization of acquired technology	2,200	2,200	2,200
Services	26,695	24,353	21,991

Total cost of revenue	31,025	28,766	26,701

Gross margin	36,099	47,444	36,870

Operating expenses:
Sales and marketing	38,230	31,504	29,419
Research and development	18,903	19,486	16,125
General and administrative	9,232	11,189	18,581
Amortization of intangibles	2,342	1,765	550
Business restructuring charge	—	2,049	1,561

Total operating expenses	68,707	65,993	66,236

Loss from operations	(32,608)	(18,549)	(29,366)
Interest income	770	1,652	2,015
Interest expense	(3,186)	(41)	(12)
Other income (expense), net	1,725	(650)	2,831

Loss before income taxes	(33,299)	(17,588)	(24,532)
Provision for income taxes	1,327	831	717

Net loss	$(34,626)	$(18,419)	$(25,249)

Basic and diluted loss per share	$(1.93)	$(0.70)	$(0.94)

Shares used in computing basic and diluted loss per share	17,972	26,304	26,937

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY (UNAUDITED)

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2003 (Restated)	10,322,056	$119,785	9,723,131	$10	—	$—	$70,981	$(4,175)	$(181)	$(142,944)	$(76,309)
Issuance of common stock in connection with IPO, net of issuance costs	—	—	5,000,000	5	—	—	43,778	—	—	—	43,783
Conversion of Preferred Stock at IPO	(10,322,056)	(119,785)	10,322,056	10	—	—	119,775	—	—	—	119,785
Issuance of stock pursuant to employee stock purchase plan	—	—	22,349	—	—	—	163	—	—	—	163
Issuances of stock to employees upon exercise of options	—	—	274,139	—	—	—	1,268	—	—	—	1,268
Issuances of stock to non-employees upon exercise of warrants	—	—	449,181	1	—	—	—	—	—	—	1
Repurchase and retirement of common stock	—	—	(29,988)	—	—	—	(263)	—	—	—	(263)
Deferred stock compensation	—	—	—	—	—	—	192	(192)	—	—	—
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	—	—	(176)	2,519	—	—	2,343
Comprehensive loss:
Net loss (Restated)	—	—	—	—	—	—	—	—	—	(34,626)	(34,626)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(272)	—	(272)
Change in unrealized loss on investments	—	—	—	—	—	—	—	—	(271)	—	(271)

Total comprehensive loss (Restated)											(35,169)

Balance at December 31, 2004 (Restated)	—	—	25,760,868	$26	—	$—	235,718	$(1,848)	$(724)	$(177,570)	$55,602
Issuance of stock pursuant to employee stock purchase plan	—	—	221,917	—	—	—	1,483	—	—	—	1,483
Issuances of stock to employees upon exercise of options	—	—	691,067	1	—	—	2,936	—	—	—	2,937
Issuances of stock to non-employees upon exercise of warrants	—	—	753	—	—	—	—	—	—	—	—
Repurchase and retirement of common stock	—	—	(8,728)	—	—	—	(95)	—	—	—	(95)
Deferred stock compensation on restricted stock issuance	—	—	420,000	—	—	—	1,272	(1,272)	—	—	—
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	—	—	(1,675)	1,712	—	—	37
Comprehensive loss:					—	—
Net loss	—	—	—	—	—	—	—	—	—	(18,419)	(18,419)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(96)	—	(96)
Change in unrealized loss on investments	—	—	—	—	—	—	—	—	261	—	261

Total comprehensive loss											(18,254)

Balance at December 31, 2005	—	—	27,085,877	$27	—	$—	$239,639	$(1,408)	$(559)	$(195,989)	$41,710
Issuance of stock pursuant to employee stock purchase plan	—	—	149,020	—	—	—	378	—	—	—	378
Issuances of stock to employees upon exercise of options	—	—	24,312	—	—	—	20	—	—	—	20
Purchase of treasury stock upon restricted stock vesting	—	—	(247,875)	—	247,875	(648)	—	—	—	—	(648)
Issuances of warrant to non-employee for services provided	—	—	—	—	—	—	222	—	—	—	222
Issuance of restricted stock to employees	—	—	1,006,500	1	—	—	—	—	—	—	1
Forfeiture of restricted stock by employees	—	—	(256,625)	—	—	—	—	—	—	—	—
Reversal of deferred stock compensation on adoption of SFAS 123(r)	—	—	—	—	—	—	(1,408)	1,406	—	—	(2)
Stock compensation expense	—	—	—	—	—	—	6,489	—	—	—	6,489
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(25,249)	(25,249)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(126)	—	(126)
Change in unrealized loss on investments	—	—	—	—	—	—	—	—	12	—	12

Total comprehensive loss											(25,363)

Balance at December 31, 2006	—	—	27,761,209	$28	247,875	$(648)	$245,340	$(2)	$(673)	$(221,238)	$22,807

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2004	2005	2006
	Restated
Cash flows from operating activities
Net income (loss)	$(34,626)	$(18,419)	$(25,249)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,418	3,595	3,358
Amortization of deferred stock compensation	2,343	37	6,489
Amortization and write-off of debt discount	1,743	—	—
Amortization of intangibles	4,542	3,965	2,750
Accretion of discount on short-term investments	(4)	—	(12)
Loss on disposition of property and equipment	39	40	—
Other non cash items	(168)	273	—
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	3,857	6,013	6,594
Prepaid expenses and other assets	1,482	597	39
Accounts payable	2,788	(1,928)	847
Accrued liabilities	(6,726)	(1,167)	1,919
Deferred revenue	24,510	(5,540)	(11,478)

Net cash provided by (used in) operating activities	3,198	(12,534)	(14,743)

Cash flows from investing activities
Purchase of short-term investments	(19,521)	—	(97)
Proceeds from maturities of short-term investments	—	722	—
Restricted cash	15,000	—	—
BroadJump acquisition tax adjustment	—	831	—
Purchase of property and equipment	(3,297)	(2,780)	(2,279)

Net cash provided by investing activities	(7,818)	(1,227)	(2,376)

Cash flows from financing activities
Payments made on long-term debt	(6,304)	—	—
Payments made on subordinated debt	(12,500)	—	—
Proceeds from IPO, net of issuance costs	43,783	—	—
Proceeds from issuance of common stock	1,432	4,419	399
Purchase of treasury stock	—	—	(648)
Repurchase of common stock	(263)	(95)	—

Net cash provided by (used in) financing activities	26,148	4,324	(249)

Net effect of exchange rates on cash and cash equivalents	(272)	(108)	(102)

Net increase (decrease) in cash and cash equivalents	21,256	(9,545)	(17,470)
Cash and cash equivalents at beginning of year	23,234	44,490	34,945

Cash and cash equivalents at end of year	$44,490	$34,945	17,475

Supplemental cash flow disclosure:
Interest paid	$1,453	$41	$12

Income taxes paid, net of refunds	$1,470	$590	$1,102

See accompanying notes.

MOTIVE, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading supplier of management software for broadband digital services such as voice, video and data. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

2. Adjustment to Previously Reported Financial Information

The Company has restated its previously issued consolidated financial statements for the year ended December 31, 2004, in order to reflect adjusted license fees and services revenue, goodwill and intangibles, and commission and other expenses. The reason for the restatement of these items and there effect on the previously reported financial statement is discussed in Note 16. The effect of the restatement on the year ended December 31, 2004 was a decrease in license fees revenue of $5.1 million, a decrease in services revenue of $21.6 million, a decrease in revenue acquired in business combination of $4.1 million, an increase in cost of revenue and operating expenses of $3.9 million, a decrease in net income (loss) of $35.0 million, and a decrease in basic and diluted earnings per share of $1.95.

The accompanying consolidated financial data presents the Company’s restated consolidated statement of operations for the year ended December 31, 2004 on a comparative basis showing the amounts as originally reported and as restated (in thousands, except per share amounts).

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2004

( in thousands, except per share data)

	Year Ended December 31, 2004
	Previously Reported	Restated
	(Audited)	(Unaudited)
Revenue:
License fees	$56,172	$51,042
Services:
Services	33,391	11,756
Acquired in business combination	8,406	4,326

Total services revenue	41,797	16,082

Total revenue	97,969	67,124

Cost of revenue:
License fees	742	2,130
Amortization of acquired technology	916	2,200
Services	28,517	26,695

Total cost of revenue	30,175	31,025

Gross margin	67,794	36,099

Operating expenses:
Sales and marketing	33,309	38,230
Research and development	18,213	18,903
General and administrative	8,654	9,232
Amortization of intangibles	3,179	2,342
Amortization of deferred stock compensation	2,335	—
Business restructuring charge	—	—

Total operating expenses	65,690	68,707

Income (loss) from operations	2,104	(32,608)
Interest income (expense), net	(2,274)	(2,416)
Other income (expense), net	1,924	1,725

Income (loss) before income taxes	1,754	(33,299)
Provision for income taxes	1,327	1,327

Net income (loss)	$427	$(34,626)

Basic income (loss) per share	$0.02	$(1.93)

Diluted income (loss) per share	$0.02	$(1.93)

Shares used in computing basic income (loss) per share	17,972	17,972
Shares used in computing diluted income (loss) per share	24,900	17,972

None of the adjustments described above has any impact on cash balances for any period. However, our consolidated statements of cash flows and certain items in the cash provided by operating activities have been restated to reflect the restated net income (loss) and revisions to certain balance sheet accounts.

See Note 16 for information regarding the effect of the restatement on the Company’s quarterly financial information for 2004 and 2005.

Certain accounts were restated for the years ended December 31, 2001, 2002 and 2003 and have been reflected in the cumulative effect adjustment shown in the accompanying Consolidated Statements of Stockholders’ Equity (Deficit). The effects of these adjustments on total revenue for each period are as follows (in thousands):

	Previously Reported	Adjustments	Restated
		(Unaudited)
Total Revenue for the year ended December 31, 2001	$52,030	$(5,873)	$46,157
Total Revenue for the year ended December 31, 2002	$58,056	$(23,233)	$34,823
Total Revenue for the year ended December 31, 2003	$92,292	$(26,128)	$66,164

3. Initial Public Offering

The Securities and Exchange Commission (“SEC”) declared the Company’s registration statement effective on June 24, 2004, which the Company filed on Form S-1 (Registration No. 333-111030) under the Securities Act of 1933 in connection with the initial public offering of its common stock. On June 30, 2004, the Company completed its initial public offering in which it sold 5,000,000 shares of its common stock for $10 per share, for an aggregate public offering price of $50 million. Of this total, the Company applied approximately $3.5 million to underwriting discounts and commissions; $2.7 million to related costs; $12.5 million to pay in full its senior subordinated promissory notes; and $6.0 million to pay in full its outstanding term loans. As a result, the Company retained approximately $25.3 million of the offering proceeds, which it intends to use for working capital and general corporate purposes. The Company’s common stock was delisted from the Nasdaq National Market on April 7, 2006, and now trades on the over-the-counter market.

4. Summary of Significant Accounting Policies

Foreign Currency Transactions

For the Company’s foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period end exchange rates, and income statement items are translated at average exchange rates prevailing during the period. Such translation adjustments are recorded in accumulated comprehensive income (loss), a component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) in the Consolidated Statements of Operations. Gains (losses) from foreign currency denominated transactions amounted to $462,000, $(1,172,000) and $361,000 for the years ended December 31, 2004, 2005 and 2006, respectively, and are included in other income (expenses), net in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased. Short-term investments consist of marketable securities, excluding cash equivalents that have remaining maturities of less than one year from the respective balance sheet date. Investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses are computed based on the specific identification method and were not material for 2004. Realized losses on investments were $217,000 in 2005 and realized gains on investments were $16,000 in 2006. Cash and cash equivalents for 2006 decreased by $17.5 million and short-term investments increased by $97,000.

Short-term investments consist of the following (in thousands):

	December 31, 2006 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$3,571	$—	$3,571
U.S. Government agencies	16,221	2	16,223
Municipal bonds	999	(1)	998
Corporate Bonds	3,306	1	3,307

	$24,097	$2	$24,099

	December 31, 2005 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Bank notes and certificates of deposit	$6,985	$10	$6,995
Commercial paper	3,016	(1)	3,015
U.S. Government agencies	10,620	(15)	10,605
U.S. Treasury notes	1,990	(2)	1,988
Corporate Bonds	1,401	(2)	1,399

	$24,012	$(10)	$24,002

Fair values are based on quoted market prices.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or the individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. In its reviews for the years ended December 31, 2004, 2005 and 2006, the Company determined that there were no impairments of its short-term investments.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

We continuously assess the collectibility of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. Actual customer collections could differ from our estimates and accordingly, could exceed our related loss allowance. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands) (unaudited):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2004	$676	$127	$(144)	$659
Year ended December 31, 2005	659	(26)	(150)	483
Year ended December 31, 2006	483	(268)	—	215

Concentration of Credit Risks and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, short-term investments and account receivable. The Company’s cash and cash equivalents and short-term investments are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management’s expectations.

There were no sales to individual customers constituting 10% or more of total revenue for 2004. In 2005 Mercury Interactive accounted for 10% of the Company’s revenue. In 2006, AT&T accounted for 16% of the Company’s revenue. Three of the Company’s customers at December 31, 2005 each accounted for more than 10% of its accounts receivable balance. Collectively, these customers represented approximately 56% of the December 31, 2005 accounts receivable balance. At December 31, 2006, two of these customers each accounted for 10% of accounts receivable and collectively represented 44% of the accounts receivable balance at December 31, 2006.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payables, accrued expenses and notes payable, approximate their respective fair values. The values of the Company’s debt instruments approximate their carrying values based on rates available to the Company at the respective balance sheet date.

Property and Equipment

Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the estimated useful life of the improvements.

Acquisitions

All of the Company’s business combinations have been accounted for under the purchase method of accounting. The results of operations of the acquired business have been included in the accompanying financial statements from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired is included in goodwill in the accompanying consolidated balance sheets. Amounts allocated to in-process research and development are expensed in the period in which the acquisition is consummated.

Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. Amounts allocated to non-compete agreements are being amortized over their estimated useful lives of three years using the straight line method. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands):

	December 31, (Unaudited)
	2005	2006
Goodwill	$39,656	$39,656

Acquired Technology:
Acquired Technology	$11,000	$11,000
Accumulated amortization	(6,508)	(8,708)

	$4,492	$2,292

Other Intangibles:
Customer contractual relationships	$3,300	$3,300
Order backlog	—	—
Trade secrets and other technology	—	—
Non-competition agreements	—	—
Accumulated amortization	(1,627)	(2,177)

	$1,673	$1,123

Estimated annual amortization expense of acquired technology and other intangible assets for calendar years 2007 and 2008 is $2.8 million and $573,000, respectively.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles would be impaired.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for 2004, 2005 and 2006 were $66,000, $32,000 and $56,000, respectively.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, the Company recorded stock-based compensation expense related to those option grants to employees and directors that were awarded below the fair market value of the underlying stock at the date of grant. Although it was not the Company’s intent to grant such below market options, a recent Audit Committee review has concluded that certain options were granted with strike prices that were below the fair market value of the Company’s common stock on the date of grant. The intrinsic value of these below market options (calculated as the difference between the fair market value and the strike price) was amortized as operating expense on an accelerated basis for the years ended December 31, 2004 and 2005. See Note 10 for further discussion of the adoption of this standard and its effects on the financial statements presented herein.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, the Company applies the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to managed services software transactions.

License and usage fees revenue is comprised of fees for term and perpetual licenses of our software. The Company has not entered into an arrangement solely for the license of products and, therefore, the Company has not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of its software arrangements. Additionally, the Company has not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of its software arrangements. Therefore, the Company generally recognizes revenue from the entire arrangement ratably over the term of the arrangement as license and usage fees revenue. License and usage fees revenue from arrangements with resellers commences upon the earlier of cash receipt or proof of sell-through to the end customer assuming all other revenue recognition criteria are met.

A minority of the Company’s perpetual arrangements qualify for revenue recognition using the residual method. Under the residual method, the arrangement fee is first allocated to the undelivered elements based upon their separately stated prices; the remaining arrangement fee, including any discount, is allocated to the delivered element. Therefore, if and when the Company offers discounts on professional services or other elements, those discounts are applied to the license element of the arrangement.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. In addition, if the arrangement has any payment terms that are in excess of our normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the lesser of the amount currently due from the customer and the applicable ratable amount as to which revenue recognition is then permissible. If an arrangement includes a right of acceptance or a right to cancel, the applicable ratable amount(s) as to which revenue recognition is then permissible are recognized when acceptance is received or the right to cancel has expired.

Services revenue is comprised of revenue from professional services, such as consulting services, maintenance and support, and hosting and managed software services for perpetual arrangements qualifying for residual method of revenue recognition and for arrangements in which these services are separately purchased. The Company has determined that the service elements of its software arrangements are not essential to the functionality of its software. The Company has also determined that its professional services (1) are available from other vendors, (2) do not involve a significant degree of risk or unique acceptance criteria, and (3) qualify for separate accounting as the Company have sufficient experience in providing such services.

In January 2003, the Company acquired deferred revenue with a fair market value of approximately $20.6 million as a result of the BroadJump acquisition. The acquired deferred revenue relates to the remaining contractual obligations under the BroadJump customer software arrangements such as continuing onsite support, maintenance, hosting and customer directed enhancements. The amount recorded as deferred revenue represents the estimated fair value of future legal performance obligations as described in EITF No. 01-3, based on risk-adjusted cash flows and historical costs expended.

Accounts receivable include amounts due from customers. Deferred revenue includes amounts invoiced to customers for which revenue has not been recognized.

Research and Development

Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2006, all of the Company’s software development costs have been expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all convertible preferred stock, outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share for the years ended December 31, 2004, 2005 and 2006 because all such securities are antidilutive for each period. As a result, the Company’s basic and diluted loss per share are identical for all years presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 9,279,163, 4,423,360 and 5,022,670 for the years ended December 31, 2004, 2005 and 2006, respectively.

Under the provisions of Staff Accounting Bulletin (“SAB”) No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31, (Unaudited)
	2004	2005	2006
	(Restated)
Numerator:
Net loss available to common stockholders	$(34,626)	$(18,419)	$(25,249)

Denominator:
Weighted-average common shares outstanding	18,014	26,357	28,007
Less: Common shares subject to repurchase	(42)	(53)	(1,070)

Total weighted average common shares used in computing basic and diluted loss per share	17,972	26,304	26,937

Basic and diluted loss per share	$(1.93)	$(0.70)	$(0.94)

Comprehensive Loss

Comprehensive loss includes net income (loss) and other comprehensive income (loss) and is presented in the Consolidated Statements of Changes in Stockholders’ Equity. SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive loss is displayed as a separate component of stockholders’ equity in the Company’s Consolidated Balance Sheets and consisted of the following (in thousands):

	December 31, (Unaudited)
	2005	2006
Foreign currency translation	$(561)	$(687)
Unrealized loss on short-term investments	2	14

	$(559)	$(673)

Segments

The Company applies SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information and considers its business activities to constitute a single business segment, service management software.

Product Warranties

The Company offers warranties to its customers, requiring that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as incurred and historically such costs have not been significant.

Software License Indemnifications

FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires that the Company recognize the fair value for certain guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Software licenses granted by the Company contain provisions that indemnify customers of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

Recently Issued Accounting Standards

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The interpretation is effective for fiscal years beginning after December 15, 2006. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We expect that the disclosures required with the adoption of FIN 48 will indicate that the potential impact of uncertain positions is less than $50,000.

In September 2006, the SEC issued SAB No. 108, Materiality. The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is effective for the first interim period of the first fiscal year ending after November 15, 2006. The adoption of the provisions of SAB 108 did not have a material effect on our financial statements.

In March 2006, the Task Force of the FASB issued EITF No. 06-3, “How Taxes Collected from Customers and Remitted to the Governmental Authorities Should Be Presented in the Income Statement (That is Gross versus Net Presentation).” EITF 06-3 provides guidance on the presentation of taxes remitted to governmental authorities on the income statement. The Task Force reached the conclusion that the presentation of taxes on either gross (included in revenue and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to APB Opinion No. 22, Disclosures of Accounting Policies. Any such taxes that are reported on a gross basis should be disclosed if amounts are significant. EITF 06-3 is effective for years beginning after December 15, 2006. The Company records sales tax on a net basis. This is included in accrued sales tax.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 replaces the different definitions of fair value in the accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for fair-value measurements already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

We anticipate that adopting the provisions of SFAS 157 will not have a material effect on our financial position, results of operations and cash flows.

Reclassifications

Certain reclassifications have been made to conform prior period financial information to the current presentation. These reclassifications had no effect on reported net loss.

5. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31, (Unaudited)
	2005	2006
Computer software	$1,535	$1,488
Computer equipment	6,695	5,619
Furniture and fixtures	3,052	3,492
Leasehold improvements	2,111	2,270

	13,393	12,869
Less: Accumulated depreciation and amortization	(7,398)	(7,953)

	$5,995	$4,916

6. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

	December 31, (Unaudited)
	2005	2006
Accrued exit costs associated with acquisition	$1,645	$298
Royalties payable	375	1,179
Compensation payable	2,456	4,658
Other	1,550	1,496

	$6,026	$7,631

With the acquisition of BroadJump, Inc. in January 2003 the company recorded a liability for the estimated costs associated the rent due on excess rent space. Accrued exit costs at December 31, 2005 and 2006 represent the excess rent payable after the receipt of sun-tenant rent. The lease expired in early 2007 during which the remaining liability was paid.

7. Debt

In October 2002, the Company issued senior subordinated promissory notes totaling $12.5 million, bearing interest at 11% annually, to certain of its stockholders. These notes were repaid in full in June 2004. The Company incurred $3.2 million in interest expense for the year ended December 31, 2004, of which $1.5 million was due to the write off of the remaining debt discount on the subordinated notes. On December 6, 2004, the Company entered into a Loan and Security Agreement with a bank, pursuant to which the Bank provided the Company with a revolving credit facility of $25 million. The lending commitments under the line of credit terminated on December 6, 2006. The Loan Agreement contained various covenants which, among other things, required the Company to maintain a ratio of (a) cash equivalents at the Bank plus 70% of gross accounts receivable divided by (b) the aggregate balance of any obligations owing from the Company to the Bank of not less than 1.5 to 1. The Company also was required to maintain its primary operating accounts with the Bank, and invest with the Bank at least 50% of all amounts held by the Company in investment accounts. If the Company’s cash equivalents fall below $40 million, or upon an uncured event of default under the Loan Agreement, the Company was required to grant to the Bank a first priority security interest in all of its assets. Additionally, the Loan Agreement included various covenants which, among other things, imposed limitations on the Company’s disposition of assets, changes in control, mergers and acquisitions, additional indebtedness, liens, distributions and investments, and transactions with affiliates. At December 31, 2006, the Company was not party to any debt financing arrangement.

Total interest expense incurred during the years ended December 31, 2004, 2005 and 2006 was approximately $3,186,000, $41,000 and 12,000, respectively.

8. Income Taxes

The components of the provision (benefit) for income taxes attributable to continuing operations are as follows for the years ended December 31, 2004, 2005 and 2006 (restated for 2004, in thousands):

	Year Ended December 31, (Unaudited)
	2004	2005	2006
Income tax provision:
Current:
Federal	$—	$—	$—
Foreign	1,327	831	717
State	—	—	—

Total Current	1,327	831	717

Deferred:
Federal	—	—	—
Foreign	—	—	—
State	—	—	—

Total Deferred	—	—	—

Total Provision	$1,327	$831	$717

The Company’s provision for income taxes includes withholdings on income generated in foreign countries.

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $167,390,000, a research and development credit carryforward of approximately $4,258,000, and a foreign tax credit carryforward of approximately $4,888,000. The net operating loss and research and development credits will begin to expire in 2012, if not utilized. The foreign tax credit carryforward will begin to expire in varying amounts between 2011 and 2015, if not utilized.

Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows (restated for 2004, in thousands):

	(Unaudited)
	2004	2005	2006
Deferred tax assets:
Current deferred tax assets:
Deferred revenue	$15,024	$19,284	$16,133
Accrued expenses	446	556	119

Gross current deferred tax assets	15,470	19,840	16,252
Valuation allowance	(14,578)	(19,304)	(16,031)

Net current deferred tax assets	892	536	221

Noncurrent deferred tax assets:
Net operating loss carryforwards	49,798	47,952	58,223
Research and development credit carryforwards	4,005	5,463	5,463
Foreign tax credit carryforwards	2,838	4,264	4,888
Depreciation and amortization	—	769	780
Accrued expenses	1,368	761	59
Stock compensation	1,470	908	2,319

Total deferred tax assets	59,479	60,117	71,732
Valuation allowance for net deferred tax asset	(56,049)	(58,495)	(70,757)

Net noncurrent deferred tax assets	3,430	1,622	975

Deferred tax liabilities:
Noncurrent deferred tax liabilities:
Depreciable assets	(574)	—	—
Acquired intangibles	(3,748)	(2,158)	(1,196)

Total noncurrent deferred tax liabilities	(4,322)	(2,158)	(1,196)

Net current deferred tax asset (liability)	892	536	221

Net noncurrent deferred tax asset (liability)	$(892)	$(536)	$(221)

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the years ended December 31, 2004, 2005 and 2006, the valuation allowance increased by approximately $11,939,000, 6,932,000 and $8,989,000, respectively, primarily due to operating losses.

As of December 31, 2006, the valuation allowance includes approximately $3,722,000 related to the acquisition of BroadJump, Inc.’s net deferred tax assets. The initial recognition of these acquired deferred tax asset items will first reduce goodwill, next will reduce non-current intangible assets of the acquired entity, and then be applied as a benefit to income taxes.

The exercise of certain Company stock options results in compensation which is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the exercised stock options. Any option related excess tax benefits (tax deduction over cumulative book deduction) are recorded as an increase to additional paid-in capital, while option related tax deficiencies (cumulative book deduction over tax deduction) are recorded as a decrease to additional paid-in capital to the extent of the company's additional paid-in capital option pool, then to income tax provision. During the years ended December 31, 2006 and 2005, our option-related tax deductions resulted in no adjustment to additional paid in capital.

Undistributed earnings of the Company’s foreign subsidiaries are considered permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided thereon.

The Company’s provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the years ended December 31, 2004, 2005 and 2006 primarily as a result of the following (restated for 2004, in thousands):

	(Unaudited)
	2004	2005	2006
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(3.1)	(0.9)	(1.0)
Permanent items	0.4	2.2	1.9
Research and development and foreign tax credit	(7.5)	(9.0)	(2.4)
Stock compensation	—	0.1	(0.2)
Effect of foreign operations	2.7	2.2	0.8
Change in state rate	—	18.4	—
Deferred tax assets not previously benefited	45.5	25.4	37.7

Provision for income tax	4.0%	4.4%	2.8%

9. Commitments and Contingencies

The Company leases its facilities and sales offices under various operating lease agreements which expire through 2012. Rental expense was approximately $4,326,000, $4,249,000 and $4,668,000 for the years ended December 31, 2004, 2005 and 2006, respectively. Rent expense is recognized on a straight-line basis over the life of the lease.

Future minimum payments as of December 31, 2006 under lease obligations, including operating lease commitments for all vacated properties, and any related sublease income, are as follow (in thousands):

	Operating Leases	Sublease Income
2007	$3,044	$89
2008	2,311	—
2009	2,112	—
2010	2,112	—
2011	2,112	—
Thereafter	2,112	—

Total minimum lease payments	$13,803	—

Total minimum sublease rentals		$89

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against Motive and certain of the Company’s current and former officers and directors. By Order dated January 17, 2006, the Court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY and appointed Lead Plaintiffs and Lead Plaintiffs' Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that Motive, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements about the Company’s financial results during the period from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules promulgated thereunder, and seek unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period. In April 2007, all defendants moved to dismiss the Complaint. The Lead Plaintiffs have opposed the defendants’ motions.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of Motive. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of Motive. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, has been stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminates the stay.

The Company announced in April 2007 that the Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible past violations of the federal securities laws. The Company believes the investigation relates primarily to Motive’s prior financial statements and other public disclosures. The Company is cooperating with the investigation.

The three legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

10. Stockholders’ Equity

Redeemable Convertible Preferred Stock

In connection with the Company’s initial public offering in June 2004, all series of redeemable convertible preferred stock, representing a total of 10,322,056 preferred shares, were automatically converted to common stock based on a one-for-one conversion ratio.

Common Stock

In March 2004, the Board of Directors authorized a 4-for-1 reverse stock split for all common and preferred shares. All shares and per share amounts, including warrants and options to purchase such shares, included in the accompanying consolidated condensed financial statements have been adjusted to give retroactive effect to the reverse stock split.

Warrants to Purchase Common Stock

In conjunction with the bank debt facilities executed during 2002, the Company issued a warrant to a bank to issue up to 62,500 shares of Common Stock for an exercise price of $12.00 per share, a warrant to a bank to issue up to 6,250 shares of Common Stock for an exercise price of $5.00 per share, and a warrant to a bank to issue up to 37,500 shares of Common Stock for an exercise price of $5.00 per share. These warrants expired at the earlier of March 22, 2007, August 30, 2007, and September 12, 2007, respectively, or the completion of an initial public offering. The Company assigned values of $280,000, $19,000, and $114,000 respectively, to these warrants. These respective amounts were deemed to be fair value and were amortized to interest expense over the respective lives of the bank debt facilities. In June 2004, the bank exercised the two warrants that were priced at $5.00 per share to purchase 22,512 shares of common stock and allowed the remaining warrants to expire in connection with the Company’s initial public offering.

In connection with senior subordinated promissory notes issued in October 2002, the Company issued warrants to purchase 450,664 shares of common stock at an exercise price of $0.004 per share. The warrants expire on October 11, 2012. The Company valued the warrants at $2,252,000 which was recorded as a discount to the related subordinated that was amortized over the life of the notes to interest expense. Subsequent to the Company’s initial public offering in June 2004, the notes were paid off in full and the then remaining discount of $1,464,000 was charged to interest expense. During 2004, the holder of the warrants exercised its right to purchase 425,256 shares of the Company’s common stock with the balance of the warrants being surrendered upon conversion.

In connection with the Warrant Agreements entered into as of October 28, 2003 with 27 of its stockholders, the Company issued warrants to purchase 4,763 shares of common stock at an exercise price of $5.00 per share. These warrants expired on June 25, 2005. During the years ended December 31, 2004 and 2005, warrants to purchase 1,413 and 753 shares were exercised, respectively. The remaining unexercised warrants have expired.

On February 20, 2006, in connection with the recruitment of the Company’s Chairman and Chief Executive Officer, Alfred T. Mockett, the Company issued warrants to purchase 83,333 shares of its common stock for $3.40 per share and 22,222 shares of common stock at $0.01 per share to the executive search agency as part of their compensation for recruitment services performed. Based on a Black-Scholes pricing estimate using a 3 year life, risk free rate of 4.9%, volatility of .75 and no assumed dividend, the Company valued these warrants at $222,000 which was expensed during the year ended December 31, 2006.

As of December 31, 2006, the following warrants remain outstanding:

Date of Issue	Exercise Price	Warrants outstanding at December 31, 2006	Term from Date of Issue
June 11, 2003	$10.00	125,000	5 years
February 20, 2006	$3.40	83,333	3 years
February 20,2006	$0.01	22,222	3 years

Weighted average strike price	$6.65
Total outstanding		230,555

Common Stock and Stock Plans

The Company has established three stock plans: (1) the 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”); (2) the 2004 Equity Incentive Plan (the “2004 Plan”); and (3) the Employee Stock Purchase Plan (the “ESPP”). The 1997 Plan and the 2004 Plan are collectively referred to as “the Plans”. All of these plans have been approved by the Company’s Board of Directors and stockholders.

The Company’s 1997 Plan provided for grants of incentive stock options or nonqualified options to employees, officers and directors and consultants of the Company. Options under the 1997 Plan were available to be granted at prices less than, equal to, or greater than the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided that the exercise price of any incentive stock options granted to a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock was equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of options granted under the 1997 Plan was ten years from the date of grant (five years in the case of a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock). Options under the 1997 Plan generally vest 20% on the first anniversary date from the date of grant and 5% quarterly thereafter. Options under the 1997 Plan were exercisable immediately and subject to repurchase at the original exercise price, until fully vested. Options outstanding at the time of the Company’s initial public offering were assumed under the Company’s 2004 Plan. Options may not be granted from the 1997 Plan subsequent to the Company’s initial public offering, therefore, no shares were available for future grant under the 1997 Plan at December 31, 2006. Options that expire under the 1997 Plan will be available for future grants under the 2004 Plan.

Under the 2004 Plan, employees, non-employee members of the Board of Directors and consultants may be granted options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options are exercisable in accordance with each stock option agreement. The term of each option is no more than ten years from the date of grant. Each fiscal year, commencing with the year 2005, the aggregate number of shares authorized under the 2004 Plan automatically increases by the lesser of (1) 4% of the total number of shares of common stock that are then outstanding; (2) 1.25 million shares; or (3) a lesser number determined by the Company’s Board of Directors. At December 31, 2006, there were 4,933,486 shares authorized for issuance, including shares assumed from the 1997 Plan, of which 968,640 were available for future grant. In January 2006, the Board of Directors increased the 2004 Plan reserve by 1,066,635 shares.

Under the terms of the ESPP, there are two six month offering periods per year. Employees may direct the Company to withhold up to 15% of their cash compensation to purchase the Company’s common stock. Each fiscal year, the number of shares reserved for issuance under the ESPP will be automatically increased by the lesser of (1) 2% of the total number of shares of common stock then outstanding; (2) 500,000 shares; or (3) a lesser amount determined by the Company’s Board of Directors. As of December 31, 2006, 393,286 shares were issued under the ESPP and 1,190,032 shares were available for future issuance.

As of December 31, 2006, the Company reserved shares of its common stock for the following purposes:

Employee Stock Purchase Plan	1,190,032
Stock options available for grant	2,090,880
Exercise of outstanding stock options	3,697,517
Exercise of restricted stock	192,250
Exercise of outstanding warrants	230,555

Total reserved	7,401,234

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). In the years prior to 2006, the Company recorded stock compensation under the guidance of APB 25 with regard to the issuance of “in the money” options. The stock compensation for those options was amortized on an accelerated basis. With the adoption of SFAS 123 (R), the Company recorded a cumulative effect adjustment for the excess of accelerated amortization as compared to the amortization that would have been recorded under SFAS 123(R). Upon implementation, the Company recorded a $640,000 or $0.02 per share reduction of stock compensation.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statements of Operations, other than option grants to employees and directors below the fair market value of the underlying stock at the date of grant as mentioned previously.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the Consolidated Statement of Operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We have applied the forfeiture estimates to option and restricted stock compensation awards issued in 2006. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The fair value of stock-based awards to employees is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant.

The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

During the year ended December 31, 2006, the company issued a total of 1,006,500 shares of restricted stock awards to directors, officers and certain employees. These awards are authorized by the 2004 Plan and therefore reduce the number of grants available under that plan. The restricted shares were valued at the market close price for Motive’s stock on the date of the awards. The restricted shares vest over various terms according to each individual award. Accordingly, we will record compensation expense for the full value less estimated forfeiture of these restricted shares over the respective vesting periods.

We expense stock-based compensation to the same cost of services and operating expense categories that the respective award grantee’s salary expense is reported. The table below reflects stock-based compensation expense for the years ended December 31, 2004, 2005 and 2006 (in thousands):

	Years ended December 31, (Unaudited)
	2004 (Restated)	2005	2006
Cost of revenue:
Cost of services	109	86	1,307
Operating expenses:
Sales and marketing	745	(104)	1,940
Research and development	716	177	1,095
General and administrative	773	(122)	2,147

Total stock based compensation	2,343	37	6,489

Prior to 2006, the Company accounted for stock compensation expense under APB 25. Accordingly, upon the issuance of “in-the-money” options or the accelerated vesting of options, the Company would record the intrinsic value of the option at grant or acceleration as Deferred Stock Compensation within Stockholders Equity and amortize the expense on an accelerated basis over the vesting period of the option. In the event of forfeiture of an option, the Company would recapture the portion of accelerated expense beyond the expense that would have been recorded under a straight line amortization method. In 2006, upon adoption of SFAS 123 (R), the Company recorded $640,000 reduction of expense as a cumulative effect adjustment for the accelerated amortization recorded in prior years.

The following table shows the Company’s net loss for the years ended December 31, 2004 and 2005, had compensation expense for the Company’s stock option plans applicable to the Company’s employees been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS 123. These pro forma effects may not be representative of expense in future periods since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and additional options may be granted or options may be cancelled in future years (in thousands, except per share amounts):

	Year Ended December 31, (Unaudited)
	2004	2005
	(Restated)
Pro forma net loss:
Net loss as reported	$(34,626)	$(18,419)

Total employee stock-based compensation cost, net of related tax effects, included in the determination of net loss as reported	2,340	37

Total employee stock-based compensation cost, net of related tax effects, that would have been included in the determination of net loss if the fair value method had been applied to all awards	(4,334)	(6,275)

Pro forma net loss	$(36,620)	$(24,657)

Pro forma net loss per common share, basic and diluted	$(2.04)	$(0.94)

At December 31, 2006, approximately $6.3 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2010. Under current grants unvested and outstanding, approximately $3.1 million will be expensed in 2007 as stock-based compensation.

As required by SFAS No. 123(R), the Company expenses all share-based payments to employees based on their fair values using an option-pricing model. The Company uses the Black-Scholes method to estimate the fair value of employee stock options. In applying the minimum value option pricing model and the Black-Scholes method, the Company used the deemed fair value of the Company’s stock along with the following assumptions:

	2004	2005	2006
Risk free interest rate	3.6%	4.1%	4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	0.750	0.750	0.750
Weighted average expected life of options (in years)	5	5	6.1

A summary of the changes in common stock options issued under the Plans are as follows:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding, December 31, 2003	3,196,567	0.240–44.000	5.590
Granted	1,265,569	7.600–15.000	9.574
Exercised	(155,648)	0.240–12.000	4.273
Surrendered	(289,442)	3.733–44.000	7.485

Options outstanding, December 31, 2004	4,017,046	0.240–44.000	6.761
Granted	1,129,403	3.000–11.010	9.188
Exercised	(559,384)	0.240–10.000	4.238
Surrendered	(1,050,023)	3.733–44.000	7.594

Options outstanding, December 31, 2005	3,537,042	0.240–44.000	6.761
Granted	1,422,965	3.000–11.010	3.10
Exercised	(22,928)	0.240–10.000	0.91
Surrendered	(1,296,714)	3.733–44.000	6.85

Options outstanding, December 31, 2006	3,640,365	$0.240–26.440	$7.02

In conjunction with the BroadJump acquisition in 2003, the Company assumed outstanding options to purchase up to 780,069 shares of common stock, not included above, with exercise prices ranging from $0.058 to $6.509 per share. As of December 31, 2006, options to purchase 361,622 shares of common stock with exercise prices ranging from $0.058 to $6.509 per share have been exercised, options to purchase 361,295 shares of common stock with exercise prices ranging from $0.289 to $6.509 per share have been surrendered and options to purchase 57,152 shares of common stock with exercise prices ranging from $0.289 to $6.509 per share remain outstanding.

The following table summarized information about options outstanding under the Plans at December 31, 2006:

Exercise Price	Number Outstanding	Options Outstanding		Options Exercisable
		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable and Vested	Weighted Average Exercise Price
$0.24–$3.00	536,232	6.38	$2.49	88,786	$2.07
$3.04-$4.17	914,739	6.18	3.40	221,148	3.43
$5.00	647,491	3.41	5.00	647,491	5.00
$6.00-$6.42	89,750	5.67	6.41	35,046	6.41
$6.62–$8.00	138,276	4.02	7.73	116,499	7.87
$8.20–$9.00	307,230	4.75	8.27	168,581	8.25
$9.10-$10.00	420,144	4.76	9.77	268,510	9.82
$10.02-$10.99	440,348	5.13	10.80	219,017	10.77
$11.01-$15.00	121,032	4.88	12.47	78,461	12.35
$16.26-$26.44	25,123	4.50	17.86	25,123	17.86

$0.240–$26.440	3,640,365	5.16	$6.23	1,868,662	$7.02

	Year Ended December 31,
	2004	2005	2006
Weighted-average deemed fair value of stock options granted during the year:
Exercise price equal to fair value of stock on date of grant	$3.13	$9.64	$3.10
Exercise price less than fair value of stock on date of grant	$8.45	$8.00	$—

The following table summarizes the activity with regard to nonvested restricted stock awards during the years ended December 31, 2005 and 2006. Nonvested restricted stock awards are issued from the 2004 Stock Incentive Plan and any issuances will reduce the shares available for grant as indicated in the previous table. Nonvested restricted stock awards are valued at the closing price on the date of the grant.

	Shares	Weighted Average Grant Price
Balance at, December 31, 2004	—	—
Granted	420,000	$3.03
Exercised	—	—
Surrendered	—	—

Options outstanding, December 31, 2005	420,000	$3.03
Granted	1,006,500	3.03
Exercised	(977,625)	3.00
Surrendered	(256,625)	2.96

Options outstanding, December 31, 2006	192,250	$3.48

Treasury Stock

In connection with the vesting and exercise of restricted stock, the Company repurchased 247,875 shares of common stock during the year ended December 31, 2006. The shares were repurchased from employees, at their option, in order to pay the withholding tax upon the vesting and exercise of restricted stock awards during the year. The shares were purchased at an average market price of $2.61 per share. The Company paid cash of approximately $648,000. The Company uses the cost method to account for treasury stock. The Company did not repurchase stock in 2005 or 2004.

11. Employee Benefit Plan

During fiscal 1998, the Company established the Motive Communications, Inc. 401(k) Plan (“the 401(k) Plan”) for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 25% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant’s compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

12. Business Restructuring in 2005

During 2005, the Company’s management approved a restructuring plan to reduce headcount and bring expenses in line with new business requirements. The Company recorded $2.0 million in restructuring charges. The entire charge was related to employee severance or transition and all payments were complete prior to December 31, 2005.

Under the 2005 restructuring plan, the Company severed approximately 50 employees worldwide positions , and placed approximately 30 employees on short-term transition assignments ending on various dates with the majority ending by December 31, 2005. Severance related costs of this restructuring include one-time termination benefits to involuntarily terminated employees for services previously rendered.

13. Business Restructuring in 2006

During the first half of 2006, the Company’s management decided not to pursue further expansion of its enterprise product line and to instead focus solely on the broadband product line. As a result, the Company reduced the resources dedicated to its enterprise product line to the level necessary only to support the Company’s existing enterprise customers. Under the approved restructuring plan, the Company severed approximately 30 employees worldwide. Some of these employees were placed on short-term transition assignments ending on various dates during 2006. The Company recorded $1.6 million in restructuring charges. The entire charge was related to employee severance and all payments were made prior to December 31, 2006.

14. Segment Reporting

The Company considers its business activities to constitute a single segment. A summary of the Company’s operations and total assets by geographic area follows (in thousands):

	Year ended December 31, (Unaudited)
	2004	2005	2006
	(Restated)
Revenue:
Americas:
United States	$33,259	$30,514	$26,242
Other	9,816	11,501	9,854

Total Americas	43,075	42,015	36,096
Europe	20,985	30,951	24,145
Asia Pacific	3,064	3,244	3,330

Total Revenue	$67,124	$76,210	$63,571

	December 31, (Unaudited)
	2005	2006
Identifiable Assets:
Americas:
United States	$130,835	$103,278
Other	45	26

Total Americas	130,880	103,304
Europe	1,239	908
Asia Pacific	939	1,012

Total Assets	$133,058	$105,224

The table below presents information about the percentage of total revenues associated with each product category. The information below excludes revenue acquired in business combination. As indicated elsewhere in these notes, in the fourth quarter of 2005 the Company decided that the investment necessary to cultivate relationships with corporate enterprises was greater than it should sustain. As noted in footnote 15, Subsequent Events, during the second quarter of 2006, this portion of the Company’s business was diminished to what was only necessary to satisfy the Company’s contractual obligations. As a result of this decision, the Company expects the amount of revenue that it recognizes attributable to licensing its software products to corporate enterprises to continue to decline in future periods.

	Year ended December 31, (Unaudited)
	2004	2005	2006
	(Restated)
Broadband	69%	72%	90%
Corporate Enterprise	31%	28%	10%

15. Subsequent Events.

On April 25, 2006, the Company’s Board of Directors decided to reduce the resources dedicated to the Company’s Corporate Enterprise business to the level necessary only to support our existing enterprise customers. As a result, the Company incurred approximately $1.6 million in restructuring charges during the year ended December 31, 2006 , which is primarily associated with employee severance and termination benefits.

On July 27, 2007, the Audit Committee of the Company’s Board of Directors dismissed Ernst & Young LLP as the Company’s independent accountant. On July 30, 2007 the Audit Committee accepted and approved a final report from its independent investigative team, thus concluding the previously disclosed independent review.

16. Adjustment to Previously Reported Financial Information (Unaudited)

The Company has restated its previously issued consolidated financial statements for the fiscal years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 and June 30, 2005. The restated financial statements primarily reflect (a) a correction to the Company’s allocation of revenue between license fees revenue and services revenue in multiple element arrangements and the timing of recognition of such revenue, (b) adjustments to sales commission expense, (c) adjustments to the purchase accounting of the acquisition of BroadJump in January 2003, (d) adjustments to non-cash stock-based compensation expense relating to employee stock option grants and (e) adjustments necessitated by various other accounting issues. These matters are discussed in greater detail below.

(a)

The Company’s management has determined that it had not properly applied certain accounting guidance with respect to software arrangements in Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Based upon the Company’s review of its software license arrangements, the Company has determined that insufficient evidence existed to support the Company’s prior determination that VSOE of fair value existed for the maintenance and hosting elements for the majority of the Company’s software arrangements. Generally speaking, the absence of VSOE of fair value of maintenance and hosting has resulted in the recognition of revenue from the entire arrangement ratably over the term of the arrangement as license fees revenue. License and usage fees revenue from arrangements with resellers commences upon the earlier of cash receipt or proof of sell-through to the end customer assuming all other revenue recognition criteria are met. See the Revenue Recognition section of Note 4, Summary of Significant Accounting Policies, for further discussion. This restatement resulted in a decrease of approximately $13 million, $27 million, $5 million and $4 million to service revenue that had previously been recognized in the fiscal years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 and June 30, 2005 respectively, not including service revenue acquired in business combination. These adjustments relate only to the timing of revenue recognized by the Company and do not affect the aggregate revenue that will ultimately be recognized from the related software license arrangements. These adjustments did not have any effect on the Company’s cash and other liquid asset positions.

(b)	Based on the Company’s review of commission expense and the commission accrual for the fiscal years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 and June 30, 2005, the Company is restating financial results related to such accounts. Previously, the Company recorded commission expense and the commission accrual as a percentage of revenue at the end of each accounting period as the intent was to defer the expense and record commission expense under the matching principle. The amount recorded as commission expense was not based on actual commissions earned and paid under the Company’s signed commission plans. Generally speaking, the license arrangements executed and subsequent revenue recognition did not adhere to the matching principle as outlined above. Therefore, management has determined the previous policy was not appropriate for the Company. Commission expense and accrual has now been recorded at the time the payments become due, i.e., the quarter in which the booking occurred. This restatement resulted in a decrease of approximately $2 million and an increase of approximately $4 million for the fiscal years ended December 31, 2003 and 2004, respectively, as well as a decrease of approximately $1 million for each of the three months ended March 31, 2005 and June 30, 2005. These adjustments did not have any effect on the Company’s cash and other liquid asset positions.

(c)	In January 2003, the Company acquired BroadJump Inc. and recorded certain intangibles and deferred revenue. The amounts allocated to the intangibles were amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. As part of the subsequent accounting, the Company periodically reviewed the estimated useful lives and fair values of its identifiable intangible assets, including goodwill, taking into consideration any events or circumstances which might have resulted in a diminished fair value or revised useful life. The amount allocated to deferred revenue represents the fair value of future legal performance obligations as described in EITF No. 01-3, based on risk-adjusted cash flows and historical costs expended. This deferred revenue was being recognized ratably as services revenue acquired in business combination over the remaining life of the individual software arrangements. Therefore, the corresponding revenue would continue to decline on a quarterly basis through 2006 when the remaining contractual obligations under the BroadJump software arrangements expired. Based on the Company’s review of the BroadJump acquisition accounting treatment, the Company has determined that certain costs considered to be ongoing future legal performance obligations were inappropriately taken into consideration, and as a result, the deferred revenue value recorded was too high. Therefore, the Company is restating financial results related to such accounts. This restatement results in a decrease of the initial deferred revenue value of approximately $21 million in 2003 and a subsequent decrease in services revenue acquired in business combination of approximately $13 million and $4 million for the fiscal years ended December 31, 2003 and 2004, respectively, as well as a decrease of approximately $1 million for each of the three months ended March 31, 2005 and June 30, 2005. These adjustments did not have any effect on the Company’s cash and other liquid asset positions.

(d)	The Company conducted an internal review into its historical policies and procedures with respect to the granting of stock options dating back to the effective date of the Company’s 2004 registration statement on Form S-1. Based on the Company’s review of such stock option practices, the Company has identified certain grants to rank and file employees where the option strike price was based on the Company’s closing stock price on a date that preceded the grant date. None of these grants involved Section 16 officers or directors. Most often this was limited to new hires, where the strike price equaled the Company’s closing stock price as of the date of hire, while the actual grant was not approved by the Board, Compensation Committee or Special Stock Option Committee until a later date. This situation involved approximately 220,000 shares that were subject to option grants to approximately 100 employees. The Company is restating financial results related to such accounts to properly record the applicable deferred stock compensation expense. This restatement results in an increase of approximately $5,000, $4,000, $5,000 and $9,000 of amortization of deferred stock compensation expense for the fiscal year ended December 31, 2004, the three months ended March 31, 2005 and June 30, 2005 and the six months ended June 30, 2005 respectively. These adjustments did not have any effect on the Company’s cash and other liquid asset positions.

(e)

In addition, other adjustments were made to the Company’s previously issued financial statements for the fiscal years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 and June 30, 2005. These adjustments resulted in an increase of approximately $250,000 to net loss for the fiscal year ended December 31, 2003. The impact to net loss for the fiscal year ended December 31, 2004, three months ended March 31, 2005 and June 30,

2005 and the six months ended June 30, 2005 was an increase of approximately $400,000, $150,000, $200,000 and $350,000, respectively. These adjustments did not have any effect on the Company’s cash and other liquid asset positions.

The effect of the restatement on the year ended December 31, 2004 is discussed in Note 2 above. The following tables show the effects of the restatement on the financial statements for the quarters in 2004 and the quarters ended March 30, 2005 and June 30, 2005:

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2004

(in thousands, except per share data)

	Three Months Ended March 31, 2004
	Previously Reported	Restated
Revenue:
License fees	$11,495	$11,418
Services:
Services	7,755	2,738
Acquired in business combination	3,426	1,686

Total services revenue	11,181	4,424

Total revenue	22,676	15,842

Cost of revenue:
License fees	194	541
Amortization of acquired technology	214	550
Services	7,537	7,030

Total cost of revenue	7,945	8,121

Gross margin	14,731	7,721

Operating expenses:
Sales and marketing	7,555	7,137
Research and development	4,234	4,517
General and administrative	2,169	2,360
Amortization of intangibles	773	579
Amortization of deferred stock compensation (reclassified in restatement)	851	—

Total operating expenses	15,582	14,593

Loss from operations	(851)	(6,872)
Interest expense, net	(510)	(510)
Other income, net	472	179

Loss before income taxes	(889)	(7,203)
Provision for income taxes	681	681

Net loss	$(1,570)	$(7,884)

Basic and diluted loss per share	$(0.16)	$(0.81)

Shares used in computing basic and diluted loss per share	9,755	9,755

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended June 30, 2004

(in thousands, except per share data)

	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
	Previously Reported	Restated	Previously Reported	Restated
Revenue:
License fees	$13,586	$12,346	$25,081	$23,764
Services:
Services	8,374	3,522	16,129	6,260
Acquired in business combination	2,062	1,113	5,488	2,799

Total services revenue	10,436	4,635	21,617	9,059

Total revenue	24,022	16,981	46,698	32,823

Cost of revenue:
License fees	157	505	351	1,046
Amortization of acquired technology	234	550	448	1,100
Services	7,084	6,638	14,621	13,668

Total cost of revenue	7,475	7,693	15,420	15,814

Gross margin	16,547	9,288	31,278	17,009

Operating expenses:
Sales and marketing	8,262	12,936	15,817	20,073
Research and development	4,683	4,882	8,917	9,399
General and administrative	2,046	2,188	4,215	4,548
Amortization of intangibles	802	579	1,575	1,158
Amortization of deferred stock compensation	637	—	1,488	—

Total operating expenses	16,430	20,585	32,012	35,178

Income (loss) from operations	117	(11,297)	(734)	(18,169)
Interest expense, net	(2,018)	(2,018)	(2,528)	(2,528)
Other income (expense), net	(55)	(73)	417	106

Loss before income taxes	(1,956)	(13,388)	(2,845)	(20,591)
Provision for income taxes	187	187	868	868

Net loss	$(2,143)	$(13,575)	$(3,713)	$(21,459)

Basic and diluted loss per share	$(0.20)	$(1.25)	$(0.36)	$(2.09)

Shares used in computing basic and diluted loss per share	10,820	10,820	10,288	10,288

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Nine Months Ended September 30, 2004

(in thousands, except per share data)

	Three Months Ended September 30, 2004		Nine Months Ended September 30, 2004
	Previously Reported	Restated	Previously Reported	Restated
Revenue:
License fees	$14,488	$13,558	$39,569	$37,322
Services:
Services	8,522	2,732	24,651	8,992
Acquired in business combination	1,510	790	6,998	3,589

Total services revenue	10,032	3,522	31,649	12,581

Total revenue	24,520	17,080	71,218	49,903

Cost of revenue:
License fees	152	499	503	1,545
Amortization of acquired technology	234	550	682	1,650
Services	6,932	6,496	21,553	20,164

Total cost of revenue	7,318	7,545	22,738	23,359

Gross margin	17,202	9,535	48,480	26,544

Operating expenses:
Sales and marketing	8,490	9,000	24,307	29,073
Research and development	4,750	4,842	13,667	14,241
General and administrative	2,212	2,263	6,427	6,811
Amortization of intangibles	802	579	2,377	1,737
Amortization of deferred stock compensation	443	—	1,931	—

Total operating expenses	16,697	16,684	48,709	51,862

Income (loss) from operations	505	(7,149)	(229)	(25,318)
Interest income (expense), net	59	60	(2,469)	(2,468)
Other income, net	1,300	1,294	1,717	1,400

Income (loss) before income taxes	1,864	(5,795)	(981)	(26,386)
Provision for income taxes	241	241	1,109	1,109

Net income (loss)	$1,623	$(6,036)	$(2,090)	$(27,495)

Basic income (loss) per share	$0.06	$(0.24)	$(0.14)	$(1.79)

Diluted income (loss) per share	$0.06	$(0.24)	$(0.14)	$(1.79)

Shares used in computing basic income (loss) per share	25,627	25,627	15,401	15,401
Shares used in computing diluted income (loss) per share	27,058	25,627	15,401	15,401

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended December 31, 2004

(in thousands, except per share data)

	Three Months Ended December 31, 2004
	Previously Reported	Restated
Revenue:
License fees	$16,603	$13,720
Services:
Services	8,740	2,764
Acquired in business combination	1,408	737

Total services revenue	10,148	3,501

Total revenue	26,751	17,221

Cost of revenue:
License fees	239	585
Amortization of acquired technology	234	550
Services	6,964	6,531

Total cost of revenue	7,437	7,666

Gross margin	19,314	9,555

Operating expenses:
Sales and marketing	9,002	9,157
Research and development	4,546	4,662
General and administrative	2,227	2,421
Amortization of intangibles	802	605
Amortization of deferred stock compensation	404	—

Total operating expenses	16,981	16,845

Income (loss) from operations	2,333	(7,290)
Interest income (expense), net	195	52
Other income (expense), net	207	325

Income (loss) before income taxes	2,735	(6,913)
Provision for income taxes	218	218

Net income (loss)	$2,517	$(7,131)

Basic income (loss) per share	$0.10	$(0.28)

Diluted income (loss) per share	$0.09	$(0.28)

Shares used in computing basic income (loss) per share	25,686	25,686
Shares used in computing diluted income (loss) per share	27,690	25,686

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2005

(in thousands, except per share data)

	Three Months Ended March 31, 2005
	Previously Reported	Restated
Revenue:
License fees	$14,068	$14,140
Services:
Services	9,235	3,735
Acquired in business combination	1,258	602

Total services revenue	10,493	4,337

Total revenue	24,561	18,477

Cost of revenue:
License fees	144	470
Amortization of acquired technology	331	550
Services	6,986	6,601

Total cost of revenue	7,461	7,621

Gross margin	17,100	10,856

Operating expenses:
Sales and marketing	8,320	7,672
Research and development	4,535	4,631
General and administrative	2,506	2,581
Amortization of intangibles	850	429
Amortization of deferred stock compensation	338	—

Total operating expenses	16,549	15,313

Income (loss) from operations	551	(4,457)
Interest income (expense), net	289	312
Other income (expense), net	(72)	(218)

Income (loss) before income taxes	768	(4,363)
Provision for income taxes	162	162

Net income (loss)	$606	$(4,525)

Basic income (loss) per share	$0.02	$(0.17)

Diluted income (loss) per share	$0.02	$(0.17)

Shares used in computing basic income (loss) per share	25,955	25,955
Shares used in computing diluted income (loss) per share	27,440	25,955

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended June 30, 2005

(in thousands, except per share data)

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
	Previously Reported	Restated	Previously Reported	Restated
Revenue:
License fees	$13,187	$14,043	$27,255	$28,183
Services:
Services	8,487	3,412	17,722	7,147
Acquired in business combination	1,018	522	2,276	1,124

Total services revenue	9,505	3,934	19,998	8,271

Total revenue	22,692	17,977	47,253	36,454

Cost of revenue:
License fees	199	547	343	1,017
Amortization of acquired technology	351	550	682	1,100
Services	6,620	6,557	13,606	13,158

Total cost of revenue	7,170	7,654	14,631	15,275

Gross margin	15,522	10,323	32,622	21,179

Operating expenses:
Sales and marketing	8,157	7,728	16,477	15,400
Research and development	4,908	4,995	9,443	9,626
General and administrative	2,605	2,668	5,111	5,249
Amortization of intangibles	858	429	1,708	858
Amortization of deferred stock compensation	251	—	589	—

Total operating expenses	16,779	15,820	33,328	31,133

Loss from operations	(1,257)	(5,497)	(706)	(9,954)
Interest income (expense), net	332	356	621	668
Other income (expense), net	(809)	(1,316)	(881)	(1,534)

Loss before income taxes	(1,734)	(6,457)	(966)	(10,820)
Provision for income taxes	109	109	271	271

Net loss	$(1,843)	$(6,566)	$(1,237)	$(11,091)

Basic and diluted loss per share	$(0.07)	$(0.25)	$(0.05)	$(0.43)

Shares used in computing basic and diluted loss per share	26,150	26,150	26,053	26,053

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of March 31, 2005

(in thousands, except per share data)

	March 31, 2005
	Previously Reported	Restated
ASSETS
Current assets:
Cash and cash equivalents	$40,078	$40,078
Short-term investments	30,282	30,283
Accounts receivable, net	18,866	21,415
Prepaid expenses and other current assets	3,692	3,101

Total current assets	92,918	94,877

Property and equipment, net	6,509	6,508
Goodwill	56,409	40,825
Acquired technology, net	7,656	6,142
Other intangibles, net	7,565	3,009
Other assets	2,744	2,743

Total assets	$173,801	$154,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,116	$4,140
Accrued liabilities	6,761	5,980
Deferred revenue	12,491	47,132

Total current liabilities	23,368	57,252
Deferred revenue	3,781	43,708

Total liabilities	27,149	100,960

Commitments and contingencies
Stockholders’ equity:
Common stock	26	26
Additional paid-in capital	236,052	237,357
Deferred stock compensation	(1,423)	(1,476)
Accumulated comprehensive loss	(670)	(668)
Accumulated deficit	(87,333)	(182,095)

Total stockholders’ equity	146,652	53,144

Total liabilities and stockholders’ equity	$173,801	$154,104

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of June 30, 2005

(in thousands, except per share data)

	June 30, 2005
	Previously Reported	Restated
ASSETS
Current assets:
Cash and cash equivalents	$36,367	$36,366
Short-term investments	30,115	30,115
Accounts receivable, net	22,896	26,658
Prepaid expenses and other current assets	5,398	4,796

Total current assets	94,776	97,935

Property and equipment, net	6,483	6,483
Goodwill	56,409	40,825
Acquired technology, net	7,305	2,580
Other intangibles, net	6,706	5,592
Other assets	2,355	2,355

Total assets	$174,034	$155,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,683	$6,683
Accrued liabilities	7,855	6,814
Deferred revenue	9,616	48,752

Total current liabilities	24,154	62,249
Deferred revenue	3,856	45,722

Total liabilities	28,010	107,971

Commitments and contingencies
Stockholders’ equity:
Common stock	26	26
Additional paid-in capital	236,986	238,323
Deferred stock compensation	(1,106)	(1,184)
Accumulated comprehensive loss	(706)	(704)
Accumulated deficit	(89,176)	(188,662)

Total stockholders’ equity	146,024	47,799

Total liabilities and stockholders’ equity	$174,034	$155,770